Exhibit 10.70
Performance Restricted Stock Unit Agreement
Flowserve Corporation
Equity and Incentive Compensation Plan
     This Performance Restricted Stock Unit Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”), and «First_Name» «Last_Name» (the “Participant”) as of                      , 20___(the “Date of Grant”). All capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to such terms in the Plan (defined below).
     WHEREAS, the Company has adopted the Flowserve Corporation Equity and Incentive Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees and Outside Directors who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company.
     WHEREAS, the Organization and Compensation Committee of the Board of Directors of the Company believes that the grant of Performance Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1.	Performance Restricted Stock Units
(a)	In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of «M___of_Shares_Granted» Restricted Stock Units subject to performance conditions (the “Performance Shares”), which will be converted into a number of shares of Common Stock of the Company equal to the number of vested Performance Shares or into an equivalent amount of cash, subject to the conditions and restrictions set forth below and in the Plan. The Performance Shares granted hereunder shall constitute a Performance Award within the meaning of the Plan.

(b)	No Shareholder Rights. The Performance Shares granted pursuant to this Agreement do not and shall not entitle the Participant to any rights of a stockholder of the Company prior to the date shares of Common Stock are issued to the Participant in settlement of the Award. The Participant’s rights with respect to Performance Shares shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Performance Shares lapse in accordance with this Agreement.

2.	Vesting and Conversion of Performance Shares into Common Stock
(a)	Prior to March 30, 20___, the Committee shall establish a threshold, target and maximum Performance Goal with respect to the Award, in accordance with the requirements of Section 6.7 of the Plan, based the Company’s return on net assets for the period beginning January 1, 20___and ending December 31, 20___(the “Performance Cycle”). Following the end of the Performance Cycle, the Committee shall compare the actual performance of the Company with the Performance Goal and certify, in writing, whether and to what extent the Performance Goal has been achieved for such Performance Cycle. Subject to the provisions of Paragraphs 3 and 4 below, upon written certification by the Committee, which shall occur no later than March 15 of the year following the year in which the Performance Cycle ends, whether, and to what extent, the Performance Goal has been achieved, the Performance Shares will become vested (the “Vesting Date”) and will be eligible for conversion in accordance with the following schedule:
(i)	If the Performance Goal achieved is less than the threshold, the Performance Shares will not vest and the Performance Shares will not be eligible for conversion.

(ii)	If the threshold Performance Goal is achieved, then 50% of the Performance Shares will vest and be eligible for conversion.

(iii)	If the target Performance Goal is achieved, then 100% of the Performance Shares will vest and be eligible for conversion.

(iv)	If the maximum Performance Goal is achieved or exceeded, then 200% of the Performance Shares will vest and be eligible for conversion.
(b)	Except as otherwise provided in Paragraph 4 below, no later than March 15 of the year following the year in which the Performance Cycle ends, the Company shall convert the vested Performance Shares into the number of whole shares of Common Stock equal to the number of vested Performance Shares, subject to the provisions of the Plan and the Agreement, or into a cash amount determined in accordance with Paragraph 2(e) below, and shall deliver such shares (in accordance with Paragraph 2(c) below) or cash to the Participant. The value of any fractional Performance Shares shall be paid in cash at the time Common Stock is issued to the Participant in connection with the Performance Shares. The value of the fractional Performance Shares shall equal the percentage of a Performance Share represented by a fractional Performance Share multiplied by the Fair Market Value of the Common Stock. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

(c)	Following conversion of the vested Performance Shares into shares of Common Stock, such shares of Common Stock will be transferred of record to the Participant and a certificate or certificates representing said Common Stock will be issued in the name of such Participant and delivered to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 8 and 10 below.

(d)	Each year that this Agreement is in effect, the Participant may receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the Performance Shares as if such shares of Common Stock were actually held by the Participant. Dividend Equivalents shall be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional Dividend Equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. The settlement of Dividend Equivalents in the form of shares of Common Stock will constitute a Bonus Stock Award for purposes of the Plan. Following conversion of the vested Performance Shares into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such Performance Shares prior to the date of such conversion. In the event any Performance Shares do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested Performance Shares.

(e)	Notwithstanding the foregoing provisions of Paragraphs 2(c) and 2(d), the Committee may, in its sole and absolute discretion, in lieu of distributing any shares of Common Stock to the Participant, elect to pay the Participant an amount in cash equal to the Fair Market Value on the date of conversion of the shares of Common Stock that the Participant otherwise would be entitled to receive pursuant to this Agreement.
3.	Effect of Termination of Employment or Services
(a)	The Performance Shares granted pursuant to this Agreement shall vest in accordance with the provisions of Paragraph 2(a) above, on condition that the Participant remains employed by or continues to provide services to the Company or a Subsidiary through the end of the Performance Cycle. If, however (i) the Company and its Subsidiaries terminate the Participant’s employment or service relationship, or (ii) the Participant terminates his or her employment or service relationship, then, except as otherwise provided in Paragraphs 3(b) and 3(c) below, the Performance Shares that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of such termination of employment (or cessation of services, as applicable), shall be forfeited by the Participant to the Company.
(b)	Termination due to Death, Disability or Retirement. In the event the Participant’s employment with the Company terminates due to his or her Retirement, Total and Permanent Disability or death, and such termination occurs in the final year of the Performance Cycle, then on the Vesting Date the Participant (or the Participant’s estate) shall be entitled to receive the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through the end of the Performance Cycle as determined by the Committee in accordance with Paragraph 2. For purposes of this Agreement, the terms “Retirement” and “Retire” shall mean the termination of a Participant’s employment with the Company for any reason other than due to the Participant’s death or Total and Permanent Disability on or after the earlier of (i) the Participant’s early retirement date (as such term is defined within the retirement plan in effect and in which such Participant participates on the date of the Participant’s termination); or (ii) the Participant attaining the normal retirement date (as such term is defined within the Company’s retirement plan in effect and in which such Participant participates on the date of the Participant’s termination, or if no such plan is in effect, age 65).

(c)	Other Termination Provisions. In the event a Participant’s employment with the Company is terminated due to the Participant’s reduction-in-force (as determined in the sole discretion of the Committee), termination triggering payment under the Flowserve Corporation Officer Severance Plan, or if a Participant is reassigned to a position not eligible for Plan participation, and such termination or reassignment occurs in the final year of the Performance Cycle, then on the Vesting Date the Participant (or the Participant’s estate) shall be entitled to receive a number of shares of Common Stock equal to (i) the number of shares of Common Stock that would have been payable to such Participant if he or she had continued to provide services through the end of the Performance Cycle as determined by the Committee in accordance with Paragraph 2, multiplied by (ii) a fraction, the numerator of which is the number of full months (counting the month in which the Participant’s termination of employment occurs as a full month) during the Performance Cycle that the Participant was employed by the Company, and the denominator of which is the total number of months in the Performance Cycle.
4.	Forfeiture and Disgorgement Upon Competition
(a)	Notwithstanding any provisions in this Agreement to the contrary, in the event either (A) the Participant violates the provisions of Paragraph 4(b) below or the provisions of any restrictive covenants agreement by and between the Company or its Subsidiaries and the Participant or (B) the

Participant, or anyone acting on the Participant’s behalf, brings a claim against the Company seeking to declare any term of this Paragraph 4 void or unenforceable or the provisions of any other restrictive covenants agreement by and between the Company or its Subsidiaries and the Participant void or unenforceable, then:
(i)	the Performance Shares will immediately cease to vest, and all Performance Shares that have not vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of the violation, shall be forfeited by the Participant to the Company;

(ii)	any vested Performance Shares that have not been converted into shares of Common Stock will be immediately forfeited;

(iii)	the Participant will immediately sell to the Company 1/3 of all shares of Common Stock acquired by the Participant pursuant to this Agreement and that the Participant still owns on the date of the violation for the Fair Market Value of the Common Stock on the date of sale to the Company;

(iv)	the Participant will immediately pay to the Company 1/3 of any gain that the Participant realized on the sale of shares of Common Stock acquired pursuant to this Agreement; and

(v)	the Company shall be entitled to payment by the Participant of its attorneys’ fees and costs incurred in enforcing the provisions of this Paragraph 4, in addition to any other legal remedies.
The provisions of this Paragraph 4 shall survive the termination or expiration of this Agreement.
(b)	By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that, from the Date of Grant until the date one (1) year immediately following his or her termination of employment (for any reason), the Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:
(i)	Non-Competition

Become employed by, advise, perform services, establish, have any ownership interest in, invest in or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and Participant’s job duties are international in scope, the “Restricted Area” is worldwide. Nothing in this Paragraph 4(b)(i) shall prohibit Participant’s direct or indirect ownership of securities of any business traded on any national securities exchange or an inter-dealer quotation system, on condition that: Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business; such ownership is for investment purposes only; and Participant does not have the right, and is not a member of a group that has the right, through the ownership of an equity interest, voting securities or otherwise, to direct the activities of such business;
(ii)	Non-Solicitation

Curtail the business of, interfere with the Company’s relationship with, solicit business from, attempt to transact business with or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (A) Participant contacted, called on, serviced, did business with or had contact with during Participant’s employment or that Participant attempted to contact, call on, service, or do business with during Participant’s employment; (B) Participant became acquainted with or dealt with, for any reason, as a result of Participant’s employment by the Company; or (C) Participant received Confidential Information (defined below) regarding during Participant’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company;
(iii)	Non-Recruitment

Hire, solicit for employment, induce or encourage to leave the employment of the Company or its subsidiaries, or otherwise cease their employment with the Company or its subsidiaries, on behalf of Participant or any other person or entity any current employee of the Company or its Subsidiaries or any former employee of the Company or its Subsidiaries whose employment ceased no more than three (3) months earlier.
(c)	Confidential Information

Upon Participant’s execution of this Agreement, and continuing on an ongoing basis during Participant’s employment by the Company, the

Company agrees to provide Participant with new Confidential Information (defined below) to which Participant has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
(i)	information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(ii)	business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii)	financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv)	names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v)	any non-public matter or thing obtained or ascertained by Participant through Participant’s association with the Company, the use or disclosure of which may reasonably be construed to be contrary to the best interests of any the Company.
(d)	Non-Disclosure

In exchange for the Company’s promise to provide Participant with Confidential Information, Participant shall not, during the period of Participant’s employment by the Company or at any time thereafter, disclose, publish or use for any purpose any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Participant’s employment by the Company for any reason, Participant shall immediately return and deliver to the Company any and all Confidential Information, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Participant’s possession, custody or control, whether prepared by

Participant or others. If at any time after termination of Participant’s employment, for any reason, Participant determines that Participant has any Confidential Information in Participant’s possession or control, Participant shall immediately return to the Company, or at the Company’s request destroy, all such Confidential Information in Participant’s possession or control, including all copies and portions thereof.
(e)	By execution of this Agreement, the Participant agrees that the provisions of this Paragraph 4 shall apply to all grants (including, without limitation, grants of incentive stock options, nonqualified stock options and Performance Shares) made to the Participant pursuant to the Plan during the fiscal year in which the Date of Grant occurs and, to the extent the provisions of such grants are inconsistent with any of the provisions of this Paragraph 4, the Company and the Participant agree that (i) the provisions of this Paragraph 4 shall control and (ii) the provisions of any such award agreements are hereby amended by the terms of this Paragraph 4.
5.	Limitation of Rights

Nothing in this Agreement or the Plan shall be construed to:
(a)	give the Participant any right to be awarded any further Performance Shares or any other Award in the future, even if Performance Shares or other Awards are granted on a regular or repeated basis, as grants of Performance Shares and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
6.	Data Privacy
               By execution of this Agreement, the Participant acknowledges that he or she has read and understands the Flowserve Corporation Employee Data Protection Policy (the “Policy”). The Participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of his or her personal data by the Company, Wells Fargo Shareowner Services (“Wells Fargo”) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including the Participant’s name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data. The Participant further agrees to furnish to the Company any additional information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
               The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Wells Fargo at 161 North Concord Exchange, South St. Paul, Minnesota (USA) and Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA).
7.	Prerequisites to Benefits
               Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the Performance Shares awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
8.	Delivery of Shares
               No shares of Common Stock shall be delivered to the Participant upon conversion of the Performance Shares into shares of Common Stock until:
(a)	all the applicable taxes required to be withheld have been paid or withheld in full;

(b)	the approval of any governmental authority required in connection with the Performance Shares, or the issuance of shares of Common Stock hereunder under has been received by the Company; and

(c)	if required by the Committee, the Participant has delivered to the Committee an “Investment Letter” in form and content satisfactory to the Company as provided in Paragraph 10 hereof.
9.	Successors and Assigns
               This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
10.	Securities Act
               The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange, or

(ii)	with the prior written approval of the Company; and
(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
11.	Federal and State Taxes
(a)	Any amount of Common Stock or cash that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the laws of the jurisdiction where the Participant is employed, and, if applicable, the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other foreign, federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of any foreign, federal, state or local requirement or the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 11(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv)	any combination of the alternatives described in Paragraphs 11(b)(i) through 11(b)(iii) above.
(c)	Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 11(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.
12.	Copy of Plan
               By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
13.	Administration
               This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. Neither the Company nor the members of the Board or the Committee will be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Shares granted hereunder. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
14.	Adjustment of Number of Performance Shares
               The number of Performance Shares granted hereunder shall be subject to adjustment in accordance with Articles 11 and 12 of the Plan.
15.	Non-transferability
               The Performance Shares granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The Performance Shares and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.
16.	Remedies
               The Company shall be entitled to recover from the Participant reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this

Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
17.	Information Confidential
               As partial consideration for the granting of the Award hereunder, the Participant hereby agrees to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that the Participant has relating to the terms and conditions of this Agreement. However, such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to the Participant, as a factor weighing against the advisability of granting any such future award to the Participant.
18.	No Right to Stock
               No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Agreement, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.
19.	Notice
               Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company. Any person entitled to notice hereunder may waive such notice in writing.
20.	Amendments
               Except as provided otherwise in the Plan, this Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason. Notwithstanding the foregoing, the Board or the Committee may amend this Agreement to the extent necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award.
21.	Governing Law
               This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

22.	Severability
               If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included.
23.	Headings
               The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.
24.	Word Usage
               Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
25.	Execution of Receipts and Releases
               Any payment of cash or any issuance or transfer of shares of Common Stock or other property to the Participant or to the Participant’s legal representative, heir, legatee or distributee, in accordance with the provisions of this Agreement, shall, to the extent thereof, be in full satisfaction of all claims of such persons under this Agreement. The Company may require the Participant or the Participant’s legal representative, heir, legatee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
     The Company and the Participant are executing this Agreement effective as of the Date of Grant set forth in the introductory clause.

FLOWSERVE CORPORATION

By:

Name:

Title:

«First_Name» «Last_Name»

Name: